Exhibit 99.1

Badger Meter News Release

Dan Weltzien, Vice President – CFO and Treasurer

investors@badgermeter.com

BADGER METER REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

Milwaukee, WI, October 22, 2026 - Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•
Total sales of $235.9 million increased modestly from the prior year’s $235.7 million and improved 6% sequentially from the second quarter. Base1 sales were $230.3 million.
•
Operating earnings increased 4% year-over-year to $47.7 million, with operating profit margins of 20.2% versus 19.6% in the prior year comparable quarter. Base operating earnings of $48.0 million increased 4% year-over-year, with Base operating profit margins of 20.9%.
•
Diluted earnings per share (EPS) of $1.24, a 4% increase from $1.19 in the third quarter of 2025.
•
Increased annual dividend rate by 10% to $1.76 per share, representing the 34th consecutive year of dividend growth.

“We were pleased with our third quarter financial results delivering continued sequential sales and operating profit improvement” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Consistent with our expectations, third quarter sales reflected the ongoing ramp of awarded utility water projects as well as solid underlying demand trends. I want to thank our employees across the globe for their commitment, contributions and ongoing customer focus.”

Third Quarter 2026 Operating Results

Utility water sales were flat year-over-year, including $5.6 million from the UDlive acquisition. Excluding the acquisition, utility water sales increased 5% sequentially from the second quarter, yet declined 3% year-over-year, reflecting uneven AMI project pacing partially offset by higher software revenue.

Sales of flow instrumentation products increased 2% year-over-year, with strong demand across the water-focused end markets against a difficult prior year comparison.

Operating earnings improved 4% year-over-year to $47.7 million, representing a 60-basis point improvement in operating profit margins to 20.2%. Base operating earnings of $48.0 million increased 4% year-over-year, with Base operating profit margins of 20.9%.

Gross margins of 41.9% were 120 basis points higher than the prior year’s 40.7%. Margin improvement reflects higher sales and structural mix benefits, while UDlive gross margins include the dilutive impact of inventory fair-value step-up amortization.

Selling, Engineering and Administration (SEA) expenses of $51.1 million were $1.3 million higher year-over-year. The inclusion of UDlive results along with related intangible asset amortization combined added $2.3 million to year-over-year expenses. Base SEA expenses of $48.8 million declined $0.9 million or 2% year-over-year due to the benefit of appropriate spending controls and lower incentive compensation.

The effective tax rate for the third quarter of 2026 was 25.1%, compared to 26.1% in the prior year. As a result of the above, EPS of $1.24 increased 4% from the prior year’s $1.19.

Outlook

Bockhorst concluded, “As we enter the final quarter of 2026, we continue to anticipate both sequential and year-over-year Base revenue improvement, inclusive of the fewer operating days typical for the fourth fiscal quarter, and expect to sustain this growth momentum into 2027. We remain steadfastly focused on cost management actions to mitigate the uneven 2026 sales cadence, while effectively addressing ongoing material cost pressures related to broad electronics supply chain dynamics.”

We maintain our focus on long-term strategic priorities including advancing the multi-year opportunity funnel for both metering and beyond the meter applications. We also continue to enhance our BlueEdge® portfolio of solutions against the backdrop of a multi-decade digital transformation of the global water sector, as demonstrated by the recent launch of OneNetwork™, our real-time network monitoring and analysis software platform.

During the quarter we repurchased approximately $55 million of our outstanding shares and increased our annual dividend rate for the 34th consecutive year, demonstrating our commitment to returning cash to shareholders.

In closing, I remain excited about the value creation opportunities ahead of us as we further our vision to preserve and protect the world’s most precious resource.”

1 Adjusted metrics (“Base”) are non-GAAP measures excluding the results of UDlive acquired May 1, 2026. See appendix for reconciliations of these GAAP to non-GAAP measures.

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s third quarter 2026 results today, Thursday, October 22, 2026 at 10:00 AM Central/11:00 AM Eastern time. A live listen-only webcast and the related presentation will be available on the Events & Presentations section of the Company’s investor relations website. Those wishing to actively participate in the conference call must pre-register using the following link: https://events.q4inc.com/attendee/365814936

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdge® suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$235,938	$235,651	$660,536	$695,957

Cost of sales	137,089	139,815	386,587	406,874

Gross margin	98,849	95,836	273,949	289,083

Selling, engineering and administration	51,107	49,752	151,659	148,711

Operating earnings	47,742	46,084	122,290	140,372

Interest income, net	(188)	(1,330)	(1,645)	(3,559)
Other pension and postretirement income	(28)	(28)	(84)	(84)

Earnings before income taxes	47,958	47,442	124,019	144,015

Provision for income taxes	12,055	12,365	31,061	35,956

Net earnings	$35,903	$35,077	$92,958	$108,059

Earnings per share:

Basic	$1.25	$1.19	$3.21	$3.67

Diluted	$1.24	$1.19	$3.19	$3.65

Shares used in computation of earnings per share:

Basic	28,750,150	29,424,004	28,999,955	29,405,429

Diluted	28,871,187	29,583,384	29,125,127	29,577,619

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BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2026	2025
	(Unaudited)

Cash and cash equivalents	$67,928	$226,016
Receivables	111,826	112,356
Inventories	166,427	151,935
Other current assets	21,719	16,770
Total current assets	367,900	507,077

Net property, plant and equipment	83,473	79,636
Intangible assets, at cost less accumulated amortization	157,513	118,496
Other long-term assets	31,957	32,793
Goodwill	302,805	235,575
Total assets	$943,648	$973,577

Liabilities and Shareholders' Equity

Payables	$70,275	$72,299
Accrued compensation and employee benefits	21,904	37,619
Other current liabilities	56,117	40,798
Total current liabilities	148,296	150,716

Deferred income taxes	16,616	3,477
Long-term deferred revenue, employee benefits and other	127,604	106,090
Shareholders' equity	651,132	713,294
Total liabilities and shareholders' equity	$943,648	$973,577

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BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$35,903	$35,077	$92,958	$108,059

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,636	2,607	8,297	8,326
Amortization	7,555	6,100	20,804	17,458
Noncurrent employee benefits	(154)	40	(140)	45
Stock-based compensation expense	2,474	2,041	7,821	6,445
Changes in:
Receivables	9,252	2,503	690	(22,803)
Inventories	10,702	(5,759)	(10,508)	(1,740)
Payables	(27,510)	(4,285)	(3,515)	11,937
Prepaid expenses and other assets	(2,374)	(188)	(10,059)	(3,276)
Other liabilities	4,790	13,148	(2,470)	4,446
Total adjustments	7,371	16,207	10,920	20,838
Net cash provided by operations	43,274	51,284	103,878	128,897

Investing activities:
Property, plant and equipment expenditures	(2,992)	(3,089)	(12,258)	(9,993)
Proceeds from company owned life insurance plans	454	-	454	-
Acquisitions, net of cash acquired	-	-	(94,375)	(184,024)
Net cash used for investing activities	(2,538)	(3,089)	(106,179)	(194,017)

Financing activities:
Dividends paid	(12,634)	(11,770)	(35,936)	(31,791)
Proceeds from exercise of stock options	-	-	140	554
Repurchase of common stock for treasury stock	(55,547)	-	(119,014)	-
Net cash used for financing activities	(68,181)	(11,770)	(154,810)	(31,237)
Effect of foreign exchange rates on cash	(360)	60	(977)	2,745

(Decrease) Increase in cash and cash equivalents	(27,805)	36,485	(158,088)	(93,612)
Cash and cash equivalents - beginning of period	95,733	165,208	226,016	295,305

Cash and cash equivalents - end of period	$67,928	$201,693	$67,928	$201,693

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APPENDIX

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	UDlive	Base	2026	UDlive	Base
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$235,938	$5,639	$230,299	$660,536	$7,663	$652,873

Selling, engineering and administration	51,107	2,272	48,835	151,659	4,080	147,579

Operating earnings (loss)	47,742	(276)	48,018	122,290	(1,524)	123,814

Operating earnings as % of sales	20.2%	-4.9%	20.9%	18.5%	-19.9%	19.0%

* UDlive results are included from the date of acquisition of May 1, 2026.

** UDlive amortization was $1.2 million and $2.0 million for the three months and nine months ended September 30, 2026, respectively and reported as part of Selling, engineering and administration expenses.

*** UDlive results include $0.5 million and $0.7 million for the three and nine months ended September 30, 2026, respectively, of inventory step-up amortization associated with acquisition accounting.

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